Exhibit 99.1

FOR IMMEDIATE RELEASE

Ethan Allen Announces Special Cash Dividend
and Accelerates Payment of Quarterly Cash Dividend

DANBURY, CT (November 26, 2012) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) announced today that its Board of Directors has declared a special cash dividend of $0.41 per share which will be payable to shareholders of record as of December 6, 2012 and will be paid on December 20, 2012. The Company’s Board has also declared a change in the January record and payment date, to accelerate the record and payment date of the $0.09 per share regular quarterly cash dividend announced November 13, 2012. This dividend will now also be payable to shareholders of record as of December 6, 2012 and will be paid on December 20, 2012.

Farooq Kathwari, Chairman and CEO commented, “We are pleased that our business performance and strong balance sheet makes it possible to make this $0.50 per share cash dividend to our shareholders in 2012. This decision is a reflection of the Company's commitment to share in the successes of the Company with its shareholders and provides an opportunity for shareholders to have favorable tax treatment in 2012.”

About Ethan Allen
Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including six manufacturing facilities in the United States plus a plant in Mexico and one in Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen
Vice President Finance & Treasurer
203-743-8305